UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	May 2, 2005

Hudson Highland Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50129	59-3547281
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

622 Third Avenue, New York, NY 10017

(Address of principal executive offices, including zip code)

(212) 351-7300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

On May 2, 2005, Hudson Highland Group, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its Amended and Restated Loan and Security Agreement, dated as of June 25, 2003 (the “Loan Agreement”), to increase the maximum borrowing level allowed under the Loan Agreement from $50 million to $54 million for a period ending May 31, 2005. A copy of the Amendment is filed as Exhibit 4.1 to this Current Report and is incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The Company’s outstanding borrowings under the Loan Agreement have increased to approximately $33.3 million as of May 2, 2005 from approximately $19 million as of March 31, 2005. As of May 2, 2005, the Company had letters of credit issued and outstanding of approximately $18.0 million, leaving $2.7 million of available credit under the Loan Agreement. The Company expects that its outstanding borrowings under the Loan Agreement will remain at a level near or at capacity throughout May 2005 and possibly longer.

Item 9.01 - Financial Statements and Exhibits

(c)	Exhibits

4.1	Amendment No. 6 to Amended Loan and Restated Loan and Security Agreement, dated as of May 2, 2005, among Hudson Highland Group, Inc., the Borrowers (as defined therein), Wells Fargo Foothill, Inc. and the Lenders (as defined therein).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON HIGHLAND GROUP, INC.

DATE: May 5, 2005	By:	/s/ Latham Williams
Latham Williams
Vice President, Legal Affairs and Administration, Corporate Secretary

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EXHIBIT INDEX

Exhibit Number	Description
4.1	Amendment No. 6 to Amended and Restated Loan and Security Agreement, dated as of May 5, 2005, among Hudson Highland Group, Inc., the Borrowers (as defined therein), Wells Fargo Foothill, Inc. and the Lenders (as defined therein).

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